Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Secures $125 Million Revolving Credit Facility

MINNEAPOLIS, Minn., June 20, 2007—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, announced that it finalized a $125 million senior unsecured revolving credit facility. The facility is available for general corporate purposes, working capital needs, share repurchases and acquisitions. J.P. Morgan Securities Inc. structured and arranged the facility.

“Securing this credit facility provides us the flexibility required to continue to achieve our strategic objectives. We are pleased with the level of interest in our facility and wish to thank our bank partners for their participation,” said Chris Killingstad, Tennant Company’s president and chief executive officer.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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